UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 14, 2024

JELD-WEN HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38000	93-1273278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2645 Silver Crescent Drive
Charlotte, North Carolina 28273
(Address of principal executive offices) (Zip code)
Registrant's telephone number, including area code: (704) 378-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.01 per share)	JELD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On June 17, 2024, JELD-WEN Holding, Inc. (the “Company”) announced the appointment of Samantha Stoddard as the Executive Vice President and Chief Financial Officer of the Company, effective July 1, 2024 (the “Effective Date”). Ms. Stoddard will succeed Julie Albrecht who notified the Company on June 14, 2024 of her decision to resign as Executive Vice President and Chief Financial Officer of the Company to pursue other personal and professional interests. Ms. Albrecht will step down from her role on June 30, 2024 and will serve in an advisory capacity for a period of time to ensure continuity and a successful transition. Ms. Albrecht’s resignation was not related to any disagreement with the Company on any matter related to the Company’s operations, financial reporting, policies or practices.
Ms. Stoddard, age 40, currently serves as the North America Chief Financial Officer and Head of Financial Planning and Analysis at the Company. She joined the Company in December 2020 as the Vice President, Operations Finance before being promoted to her current role. Prior to joining the Company, Ms. Stoddard held roles of increasing responsibility within finance at Honeywell International, Inc., an integrated operating company serving a broad range of industries and geographies around the world, including Director of Finance, FP&A and Senior Director of Finance, from May 2018 to December 2020 before being promoted to Chief Financial Officer of the Personal Protection Equipment business unit in May 2020. Before joining Honeywell, Ms. Stoddard was a finance executive at Industrial Timber, LLC, TEOCO, Penson Financial Services, Inc. and Flagship Capital Partners, LLC. She holds a master’s degree in accounting from The University of Texas at Dallas and a bachelor’s degree in economics and political science from Wake Forest University.
In connection with her appointment, Ms. Stoddard entered into an employment agreement based on the Company’s form of executive employment agreement. Her compensation includes a base salary of $525,000 per year; participation in the Company’s management incentive plan with a target incentive award of 60% of her base salary and participation in the Company’s long-term equity incentive plan, each on the same terms and conditions as the other executive officers of the Company participating in such plan. As of the Effective Date, Ms. Stoddard will receive an equity award of 30,000 shares split into restricted stock units (“RSUs” ) (33%), stock options (33%) and performance stock units (“PSUs” ) (34%) with the RSUs and stock options vesting ratably over three years and the PSUs cliff vesting with a performance period of January 1, 2024 through December 31, 2026 based on preestablished performance metrics. Ms. Stoddard will also be eligible to participate in the employee retirement, savings and welfare benefit plans and programs made available to the Company’s executive officers on terms no less favorable than those applicable to other executive officers.
There are no family relationships, as defined in Item 401(d) of Regulation S-K, between Ms. Stoddard and any of the Company’s directors or executive officers, or persons nominated or chosen to become a director or an executive officer. There is no arrangement or understanding between Ms. Stoddard and any other person pursuant to which she was selected as the Company’s Chief Financial Officer, and she does not have any direct or indirect material interest in any transaction or proposed transaction required to be disclosed at this time under Item 404(a) of Regulation S-K.
Item 7.01 Regulation FD Disclosure.
On June 17, 2024, the Company issued a press release announcing the appointment of Ms. Stoddard and the resignation of Ms. Albrecht. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.
The information in this Item 7.01 (including Exhibits 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by JELD-WEN Holding, Inc. dated June 17, 2024.
104	Cover Page Interactive Data file (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2024		JELD-WEN HOLDING, INC.

	By:	/s/ James S. Hayes
James S. Hayes
Executive Vice President, General Counsel and Corporate Secretary